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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Kentucky Kingdom, Inc.

    We consent to the incorporation by reference in the registration statement on Form S-8 of Premier Parks Inc. of our report, dated December 12, 1997, expect as to Notes J and K which are as of July 10, 1998, relating to the balance sheet of Kentucky Kingdom as of November 2, 1997, and the related statements of income, changes in stockholders equity and cash flows for the year then ended, which report appears in the amended report on Form 8-K, dated November 7, 1997, of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          Carpenter, Mountjoy & Bressler, PSC

Louisville, Kentucky
July 13, 1998